                                                                 Exhibit 11

                            Computations of Per Share Earnings


                                                     Three Months Ended June 30    Nine Months Ended June 30
                                                     --------------------------   --------------------------
                                                         1996          1995            1996         1995
                                                         ----          ----            ----         ----
PRIMARY

    Weighted average shares outstanding               10,143,397    10,060,975      10,326,354     9,993,576
    Net effect of dilutive stock options - based
        on the treasury stock method using
        average market price                                --         908,648            --         904,580
                                                     -----------   -----------     -----------   -----------
    Total                                             10,143,397    10,969,623      10,326,354    10,898,156
                                                     ===========   ===========     ===========   ===========

    Net income (loss)                                $  (862,768)  $ 3,162,361     $  (976,230)  $ 3,682,010
    Subtract $0.08 cumulative preferred stock
      dividends                                           (6,713)       (6,713)        (20,138)      (65,878)
                                                     -----------   -----------     -----------   -----------
    Total                                            $  (869,481)  $ 3,155,648     $  (996,368)  $ 3,616,132
                                                     ===========   ===========     ===========   ===========
    Per share amount                                      ($0.09)        $0.29          ($0.10)        $0.33
                                                          ======         =====           =====          ====

FULLY DILUTED (NOTES 1 AND 2)

Weighted average shares outstanding                                 10,060,975                     9,993,576
Net effect of dilutive stock options - based
     on the treasury stock method using the
     period-end market price, if higher than
     the average market price                                          939,536                       929,729
                                                                   -----------                   -----------
Total                                                               11,000,511                    10,923,305
                                                                   ===========                   ===========
Net income                                                         $ 3,162,361                   $ 3,682,010
Subtract $0.08 cumulative preferred stock dividends                     (6,713)                      (65,878)
                                                                   -----------                   -----------
Total                                                              $ 3,155,648                   $ 3,616,132
                                                                   ===========                   ===========
Per share amount                                                         $0.29                         $0.33
                                                                   ===========                   ===========

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Notes
(1) For the three month and nine month periods ended June 30, 1996 a net loss was incurred, therefore the effect of common stock equivalents is anti-dilutive under both the primary and fully diluted stock computations.

(2) For the three month and nine month periods ended June 30, 1995, under the treasury stock method, the period-end market price is greater than the average market price during the period, therefore the effect is dilutive. However, the per share amount is the same under both the primary and fully-dilutive computations.